June 24, 2005



Mail Stop 4561

By U.S. Mail

William J. Wagner
President and CEO
Northwest Bancorp, Inc.
301 Second Avenue
Warren, PA 16365


Re:	Northwest Bancorp, Inc.
      Form 10-K for the year ended June 30, 2004
      Forms 10-Q for fiscal 2005
      File No. 0-23817

Dear Mr. Wagner:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.




Sincerely,



Paul Cline
             Senior Accountant

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William J. Wagner
Northwest Bancorp, Inc.
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